Q.   What issues are shareholders voting on?
A. Shareholders are being asked to remove the performance adjustment from the Fund's management fee. The Fund's current management fee is comprised of three distinct parts:
     o    Individual fund fee of 0.30%.
     o    Group fee based on total retail mutual fund assets -- currently
          0.33%.
     o Performance adjustment fee based on the Fund's performance relative to the return on the S&P 500.

     If the proposal is approved, the Fund's management fee would consist of the individual fund fee and the group fee.


Q.   What is the performance adjustment?
A. The performance adjustment was designed to increase (decrease) the management fee when the Fund experienced higher (lower) returns than the S&P 500. For each percentage point difference, the management fee is adjusted by 0.02%, up to a maximum adjustment of 0.30%. In order to maintain a long-term investment focus, a rolling 36-month period is used to measure performance for the Fund and the S&P 500. An example of the calculation is as follows:

     Fund's performance over last 36 months       50.35%
     S&P 500's performance over last 36 months    76.98%
         Differential                            (26.64%)
     Adjustment per percentage
      point differential                           0.02%
     Adjustment                                   (0.53%)
     Maximum adjustment                           (0.30%)

     Average assets over last 36 months           $750 million
     Annualized adjustment                        ($2.25 million)
     12 months per year                           divided by 12 months
     Monthly adjustment to management fee         ($187,500)


Q.   What is the rationale behind the proposal?
A. The Board of Directors believes that the performance adjustment is inappropriate because it may unduly penalize the manager for successfully achieving its investment goals with significantly less volatility than the S&P 500.

     Since the current manager (Richard Howard) took over the Fund in 1989, the Fund has tried to achieve maximum capital appreciation with much less risk than the S&P 500 (for example, Morningstar's 12/96 write-up shows the Fund's beta at 0.54, or nearly one half the volatility of the S&P 500). If the manager is successful in keeping the Fund's volatility lower than the S&P 500's, then the Fund's returns should be expected to lag the S&P 500 when the S&P 500 does extremely well, as it has over the last two years (likewise, when the S&P 500 experiences significant declines, the Fund is expected to experience less severe declines).

     Given these expectations of risk and return we believe, it is unfair to penalize the manager for successfully muting risk.



Q.   When would the changes be effective?
A. If approved by shareholders, the new agreement would be effective May 1, 1997, and would be implemented in two stages:

     o For the 18 months following May 1, 1997, the management fee would be the lesser of (1) the fee calculated under the old method or,
          (2) the fee calculated under the new method. Said another way, during this period, the management fee would never be higher than the sum of the individual fee plus the group fee (currently 0.63%). But it could be adjusted downward based on the performance fee (for example, the January 1997 performance adjusted fee was 0.40%...if the new agreement had been in place, the Fund would have paid the lower of 0.63% or 0.40%...the Fund would have paid 0.40%).
     o Beginning November 1, 1998, the management fee would equal the individual fee plus the group fee (currently 0.63%).

     However, more importantly to shareholders is the total expense ratio, which represents the total cost of their investment. Assuming that the performance fee were removed immediately and using December 31, 1996, data, the Fund's total expense ratio would be 0.93%. This well below the median of all Capital Appreciation Funds (1.61%) and the median of all Balanced Funds (1.25%).


Q.   Why would the new agreement be phased in over 18 months?
A. The Board recognizes that, if the changes were made immediately, the Fund's management fee would be significantly higher than the fee paid for 1996. In 1996, the Fund paid 0.46%, which reflected a performance adjustment of -0.17%, as the Fund underperformed the S&P 500 for the year.


Q.   What will the management fee be under the new agreement?
A. If the proposal is approved, for the period from May 1, 1997 to October 31, 1998, the management fee would be capped at the sum of the individual and group fee and may be adjusted down by the performance fee. Beginning November 1, 1998, the Fund's management fee will equal the sum of the individual fee and the then prevailing group fee.

     However, more importantly to shareholders is the total expense ratio, which represents the total cost of their investment. Assuming that the performance fee were removed immediately and using December 31, 1996, data, the Fund's total expense ratio would be 0.93%. This well below the median of all Capital Appreciation Funds (1.61%) and the median of all Balanced Funds (1.25%).


Q.   How much of an increase will the new agreement cause?
A. This cannot be determined at this point. Because the downward portion of the performance fee will be used until November 1, 1998, we cannot determine what the actual change will be. The change would be 0.17% based on December 31, 1996, figures. This represents an increase of more than one-third from the current management fee of 0.46%.

     However, more importantly to shareholders is the total expense ratio, which represents the total cost of their investment. Assuming that the performance fee were removed immediately and using December 31, 1996, data, the Fund's total expense ratio would be 0.93%. This well below the median of all Capital Appreciation Funds (1.61%) and the median of all Balanced Funds (1.25%).



Q.   What will the Fund's total expense ratio be after the change?
A. This is probably more important to shareholders as it represents the total cost of their investment. We can't determine what the total expense ratio will be on November 1, 1998, as it will depend on a number of factors. However, based on December 31, 1996, figures, the total expense ratio would increase to 0.93% (from 0.76%).

     Based on a management fee of 0.63% and a total expense ratio of 0.93%, the Fund's expense ratios would still be well below the industry's median ratios as shown below:

                                   Management     Total
                                   Fees           Expense Ratio
       Capital Appreciation Fund   0.63%          0.93%

       Lipper Category Median:
       Capital Appreciation Funds  0.75%          1.61%
       Balanced Funds              0.57%          1.25%